Exhibit 19.1

Penguin Solutions, Inc.
Insider Trading and Confidentiality Policy
There are regular opportunities to trade in securities issued by or relating to Penguin Solutions, Inc. (together with its subsidiaries, the “Company” or “Penguin Solutions”). With those opportunities comes the responsibility to comply with federal and state securities laws that prohibit insider trading. Violation of these laws carries severe consequences.
This policy (the “Policy”) sets forth Company rules and procedures intended to prevent insider trading. It is your obligation to understand and comply with this Policy. In all cases, the responsibility for determining whether you are in possession of material, nonpublic information rests with you, and any action on the part of Penguin Solutions or its directors, officers, or employees does not in any way constitute legal advice or insulate you from liability under applicable securities laws.
1.0 Application
This Policy applies to all Company directors, officers, and employees, certain designated consultants and contractors that may access material, nonpublic information about Penguin Solutions, and their family members (each a “Covered Person” or “you”). For purposes of this Policy, a “family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than a tenant or domestic employee) who shares such person’s home. This Policy also applies to any entities that you control or that are controlled by individuals subject to this Policy, including any corporations, partnerships or trusts, and transactions by such entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account; provided, however, that this Policy does not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws. It also applies to former employees and directors and their family members for so long as they have material, nonpublic information about Penguin Solutions.

Rev. June 2025 Page 1 of 11
Penguinsolutions.com

2.0 Prohibited Activities
2.1    No Trading Except During Trading Windows
Directors, officers, employees holding director or more senior positions (i.e., Level 11 and more senior employees), and all employees within the finance and legal departments, and their family members, may only trade or gift (“transact”) in Company securities during a “Trading Window” unless such trade or gift is made pursuant to a properly qualified, adopted and submitted Rule 10b5-1 Trading Plan which is discussed in Section 4.1 of this Policy. Penguin Solutions typically has one Trading Window per quarter. Each Trading Window (a) opens at the open of market after one full Trading Day has passed following Penguin Solutions’ issuance of a press release (or other method of broad public dissemination) announcing earnings and (b) closes at the close of market on the fifteenth calendar day (or if such day is a non-Trading Day, on the most recent Trading Day prior to such day) of the last month of the then-current fiscal quarter1. For the purposes of this policy, a “Trading Day” means a day on which the Nasdaq Stock Market is open for trading. For example, if Penguin Solutions issues an earnings press release or a press release containing material, nonpublic information on a Tuesday, and the Nasdaq Stock Market is open for trading on Wednesday, the Trading Window would open at the open of market on Thursday. If Penguin Solutions issues an earnings press release or a press release containing material, nonpublic information on a Friday, and the Nasdaq Stock Market is open for trading on Monday, the Trading Window would open at the open of market on Tuesday.
From time to time, the Company may impose event-specific special blackout periods during which some or all Company executive officers and directors, and certain other employees as designated by the Compliance Officer, are prohibited from trading in Company securities.
2.2 No Trading or Tipping When in Possession of Material, Nonpublic Information
You may not transact in Company securities if you are in possession of material, nonpublic information about Penguin Solutions, unless such trade or gift is made pursuant to a properly qualified, adopted and submitted Rule 10b5-1 Trading Plan as discussed in Section 4.1 of this Policy.
Definition of Material Information
It is difficult to describe exhaustively what constitutes “material” information, and for the purposes of this Policy, you should assume that any information, positive or negative, that is substantially likely to be of significance to an investor in determining whether to purchase, sell or hold Company stock or is likely to have a significant effect on the market price of the Company’s stock would be “material.” Information may be “material” even if it is only a part of the total mix of available information that is significant to the
1     For the avoidance of doubt, if the then-current fiscal quarter ends in the first week of a month, then the Trading Window will close on the fifteenth calendar day of the preceding month.

Rev. June 2025 Page 2 of 11
Penguinsolutions.com

investor, and the information alone would not determine the investor’s decision. Examples of “material” information include:
•Internal financial information that departs in any way from what the market would expect
•Changes in sales, earnings, or dividends
•An important financing transaction
•Stock splits or other transactions relating to Company stock
•Sales or purchases by Penguin Solutions of its own securities
•Mergers, tender offers, or acquisitions of other companies
•Major purchases or sales of assets
•Major management changes
•Major litigation or regulatory developments
•Significant process or product developments
•Gain or loss of a major customer or supplier
•Major transactions with other companies or entities, such as joint ventures or licensing agreements
•The extent to which external events, including but not limited to pandemics, have had or will have a material impact on Penguin Solutions’ operating results
•A cybersecurity or data security incident deemed by the Company to be material
Note that this list is merely illustrative and not exhaustive.
Definition of Nonpublic Information
“Nonpublic” information is any information that has not yet been disclosed generally to the public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a method, such as through a press release, a filing with the U.S. Securities and Exchange Commission or a conference call that complies with the requirements set forth in Regulation FD. The Compliance Officer shall have sole discretion to decide whether information is public for purposes of this Policy.
The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information.

Rev. June 2025 Page 3 of 11
Penguinsolutions.com

Prohibition on Trading or Tipping
You may not transact in Company securities while in possession of material, nonpublic information about Penguin Solutions, even during a Trading Window. Furthermore, if Penguin Solutions releases material, nonpublic information to the press, or the information is reported by the press, you may not transact in Company securities until one full Trading Day has passed.
If you learn of material, nonpublic information about another company, such as a supplier, customer, or joint venture partner, or you learn that Penguin Solutions is planning a major transaction with another company (such as an acquisition), you must not transact in the securities of that company until such information has been made public for at least one full Trading Day.
From time to time, a subset of Covered Persons may be aware of material, nonpublic information about a specific event, such as an acquisition. In such case, Penguin Solutions may impose a blackout period during which those Covered Persons cannot transact in Company securities.
Covered Persons are prohibited from giving “tips” on material, nonpublic information, that is, directly or indirectly disclosing such information to any other person, including family members and relatives, so that they may transact in Company stock.
These prohibitions continue for as long as a Covered Person has material, nonpublic information about the Company, including following termination of any such individual’s service to or employment with Penguin Solutions.
2.3 No Short Sales, Hedging, Margin Accounts, or Pledging
You may not engage in short sales, defined as the sale of stock that you do not own or a sale that is consummated by the delivery of stock borrowed by or on account of you.
You may not enter into hedging or monetization transactions or similar arrangements with respect to Company stock, including the purchase or sale of puts or calls or the use of any other derivative instruments. Hedging transactions may insulate you from upside or downside price movement in Company stock, which can result in the perception that you no longer have the same interests as Penguin Solutions’ other stockholders.
You may not hold Company securities in a margin account nor pledge Company securities as collateral for a loan. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material, nonpublic information may, under some circumstances, result in unlawful insider trading.

Rev. June 2025 Page 4 of 11
Penguinsolutions.com

3.0 Special Trading Procedures for Insiders
Because officers and directors subject to the reporting obligations under Section 16 of the Securities Exchange Act of 1934 (“Insiders”) regularly have access to material, nonpublic information in the course of performing their duties, they must comply with additional procedures in order to transact in Company securities, even if such trade or gift is during an open window and the Insider believes they do not have any material, nonpublic information.
3.1 Pre-clearance Procedures
Reasonably in advance of the planned transaction, an Insider must submit a preclearance request (attached hereto as Exhibit A) to the Compliance Officer via email. The Insider must obtain written pre-approval from the Compliance Officer or their designee prior to proceeding with the proposed transaction, which generally will be approved within 24 hours. In the event of a proposed transaction by the Compliance Officer, such pre-clearance request shall be submitted to the Chief Financial Officer.
If a proposed trade or gift receives pre-clearance, the trade or gift must be effected within five business days of receipt of pre-clearance unless a specific exception has been granted in writing by the Compliance Officer or their designee prior to expiration of the four business day period. If the Insider becomes aware of material, nonpublic information before the trade or gift is executed, the pre-clearance is void and the trade or gift must not be completed. Transactions not effected within the time limit become subject to pre-clearance again.
If a proposed trade or gift is denied pre-clearance, the Insider must refrain from initiating any transaction in securities of the Company. A response from Penguin Solutions’ legal department that a trade or gift request has been denied must be kept confidential to avoid signaling to other employees that something nonpublic and material may be happening with respect to Penguin Solutions.
The Compliance Officer does not assume the responsibility for, and approval of the Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading.
None of the Company, the Compliance Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance.
3.2 Reporting Obligations
Insiders must provide the Compliance Officer with a copy of any trade order or confirmation relating to the purchase or sale or gift of Company securities within one business day of any such transaction. This information is necessary to enable us to monitor trading by executive officers and directors and ensure that all such trades or gifts are properly reported. Your adherence to this policy is vital to your protection as well as Penguin Solutions’.

Rev. June 2025 Page 5 of 11
Penguinsolutions.com

3.3    Short-swing Trading/Control Stock/Section 16 Reports
Insiders should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Securities Exchange Act of 1934) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should confirm that all appropriate Section 16(a) reports (Forms 3, 4 and 5), and any notices of sale required by Rule 144 are completed and filed in a timely manner.
4.0    Exceptions
4.1    Pre-approved 10b5-1 Trading Plans
Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934 provides an affirmative defense against a claim of insider trading liability under the federal securities laws if a trade is made pursuant to a written contract, plan or instruction entered into in accordance with Rule 10b5-1 (a “10b5-1 Trading Plan”).
Transactions pursuant to a pre-approved 10b5-1 Trading Plan are not subject to the Trading Window requirements or the prohibition on trading when in possession of material, nonpublic information. Penguin Solutions will permit certain Covered Persons to enter into a 10b5-1 Trading Plan provided that the plan:
•Is expressly authorized by the Compliance Officer;
•Is documented in writing;
•Is established in an open Trading Window, as discussed in Section 2.1 of this Policy, and when such person does not have material, nonpublic information as discussed in Section 2.2 of this Policy;
•Includes a “Cooling Off Period” under which no purchases or sales may occur:
-For Insiders, that extends to the later of 90 days after adoption or modification of a 10b5-1 Trading Plan or two business days after filing of the Form 10-K or Form 10-Q covering the fiscal quarter in which the 10b5-1 Trading Plan was adopted, up to a maximum of 120 days; and
-For employees and any other persons, other than the Company, that extends 30 days after adoption or modification of a 10b5-1 Trading Plan;
•For Insiders, includes a representation in the 10b5-1 Trading Plan that the Insider is (a) not aware of any material, nonpublic information about the Company or its securities and (b) adopting the 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b5-1;

Rev. June 2025 Page 6 of 11
Penguinsolutions.com

•Has been entered into in good faith at a time when the individual was not in possession of material, nonpublic information about the Company and not otherwise in a blackout period, and the person who entered into the 10b5-1 Trading Plan has acted in good faith with respect to the 10b5-1 Trading Plan;
•Either (1) specifies the amounts, prices, and dates of all transactions under the 10b5-1 Trading Plan or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions; and
•Complies with the other requirements of Rule 10b5-1.
The Compliance Officer may impose such other conditions on the implementation and operation of the 10b5-1 Trading Plan as the Compliance Officer deems necessary or advisable.
Any modification to a pre-approved 10b5-1 Trading Plan (including, without limitation, the amount, price or timing of a purchase or sale) may occur only during an open trading window and, in any event, when you do not possess material, nonpublic information. Modifications to and terminations of a 10b5-1 Trading Plan must be pre-approved by the Chief Legal Officer or Compliance Officer. Modifications of a 10b5-1 Trading Plan that change the amount, price or timing of the purchase or sale of the securities underlying a 10b5-1 Trading Plan will trigger a new Cooling Off Period.
A Covered Person may not have more than one 10b5-1 Trading Plan at any given time except under the limited circumstances permitted by Rule 10b5-1 (i.e., all transactions under the later adopted 10b5-1 Trading Plan may only begin after all transactions under the earlier adopted 10b5-1 Trading Plan have been completed or expired and after the observance of the applicable cooling-off period) and subject to preapproval by the Compliance Officer.
The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a 10b5-1 Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a 10b5-1 Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a 10b5-1 Trading Plan if the Compliance Officer or the Board of Directors, in his, her or its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.
Compliance of a 10b5-1 Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the 10b5-1 Trading Plan are the sole responsibility of the person initiating the 10b5-1 Trading Plan, and none of the Company, the Compliance Officer or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a 10b5-1 Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a 10b5-1 Trading Plan.

Rev. June 2025 Page 7 of 11
Penguinsolutions.com

4.2    Certain Transactions Related to Employee Benefits
Exercise of Stock Options
The trading prohibitions and restrictions set forth in this Policy do not apply to the exercise of an option to purchase securities of Penguin Solutions when payment of the exercise price is made in cash or by net exercise (where Penguin Solutions accepted vested shares of common stock under the stock option as payment for the exercise price).
However, the securities acquired upon the exercise of an option are subject to all of the requirements of this Policy. This Policy applies to the sale of Company securities to satisfy part or all of the exercise price of an option, any exercise of a stock appreciation right, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Vesting and Tax Withholding
The trading prohibitions and restrictions set forth in this Policy do not apply to the vesting of restricted stock or restricted stock units or withholding by Penguin Solutions of stock upon vesting of restricted stock units or settlement of restricted stock units to satisfy applicable tax withholding requirements.
Employee Stock Purchase Plan Transactions
The trading prohibitions and restrictions set forth in this Policy do not apply to purchases of Company stock in Penguin Solutions’ Amended and Restated 2018 Employee Stock Purchase Plan (“ESPP”) resulting from your periodic contribution of money to the plan pursuant to your payroll deduction. They do apply, however, to sales of Company stock purchased pursuant to the ESPP, enrollments in the ESPP and elections to increase the percentage of your periodic contributions to the plan after your enrollment in the ESPP.
This Policy continues to apply to your transactions in Penguin Solutions stock or the stock of other public companies even after your employment or directorship with Penguin Solutions has terminated. If you are in possession of material, nonpublic information when your relationship with Penguin Solutions concludes, you may not transact in Penguin Solutions stock or the stock of such other company until the information has been publicly disseminated or is no longer material.

* * *

Rev. June 2025 Page 8 of 11
Penguinsolutions.com

THESE ARE VERY SERIOUS MATTERS. INSIDER TRADING IS ILLEGAL AND CAN RESULT IN JAIL SENTENCES AS WELL AS CIVIL PENALTIES, INCLUDING TRIPLE DAMAGES. EMPLOYEES WHO VIOLATE THIS POLICY MAY BE SUBJECT TO DISCIPLINARY ACTION BY PENGUIN SOLUTIONS, INCLUDING DISMISSAL FOR CAUSE. IF YOU HAVE ANY QUESTION OR DOUBT ABOUT THE APPLICABILITY OR INTERPRETATION OF THIS POLICY OR THE PROPRIETY OF ANY DESIRED ACTION, PLEASE SEEK CLARIFICATION FROM OUR CHIEF LEGAL OFFICER. DO NOT TRY TO RESOLVE UNCERTAINTIES ON YOUR OWN.

Rev. June 2025 Page 9 of 11
Penguinsolutions.com

EXHIBIT A
Date of pre-clearance form submission2:     ________________, 20__
Date of transaction:                 ________________, 20__

Pursuant to the Penguin Solutions, Inc. (the “Company”) Insider Trading and Confidentiality Policy (the “Policy”), the undersigned hereby requests pre-clearance of the below described transaction as required by the Policy.
The undersigned intends to execute a transaction in Penguin Solutions’ securities on the date noted above, which is after the date of this Pre-Clearance Request Form submission noted above. The general nature of the transaction is as follows (insert description, including number of shares of common stock/other securities, broker, seller or buyer and other relevant information):
____________________________________________________________________________
____________________________________________________________________________
____________________________________________________________________________
The undersigned is not in possession of material nonpublic information (as defined in the Policy) about Penguin Solutions and will not enter into the transaction if the undersigned comes into possession of material nonpublic information about Penguin Solutions between the date hereof and the proposed trade execution date.
The undersigned has read and understands the Policy and certifies that the above proposed transaction will not violate the Policy.
The undersigned agrees to advise Penguin Solutions promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. The undersigned understands that Penguin Solutions may require additional information about the transaction, and agrees to provide such information upon request.
Very truly yours,
___________________________________
2 Pre-clearance request must be submitted prior to the transaction.

Rev. June 2025 Page 10 of 11
Penguinsolutions.com

Name:
Title:

Approved:

Compliance Officer

Date of pre-clearance approval:             ________________, 20__
Deadline for completing transaction3:        ________________, 20__

3     If approved, the trade must be effected within five business days of receipt of approval unless a specific exception has been granted in writing by the Compliance Officer or their designee prior to expiration of the four business day period.

Rev. June 2025 Page 11 of 11
Penguinsolutions.com